UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2007

Penn Treaty American Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	001-14681	23-1664166
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3440 Lehigh Street, Allentown, Pennsylvania 18103
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (610) 965-2222

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)          On December 19, 2007, Penn Treaty Network America Insurance Company (“PTNAIC”), for itself and for the benefit of its affiliates and parent corporation, Penn Treaty American Corporation (the “Company”), and William W. Hunt, Jr. President and Chief Executive Officer of PTNAIC and the Company entered into an updated Employment Agreement (the “Agreement”), replacing and superseding a prior employment agreement dated June 1, 2001. The general terms of the Agreement are consistent with the terms of the prior employment agreement dated June 1, 2001.

Under the Agreement, Mr. Hunt is entitled to a base salary in the amount of $353,000 per year, an annual performance bonus and an annual stock option grant, use of a mutually selected company vehicle and standard health and other benefits. The Board of Directors of the Company has discretion to adjust Mr. Hunt’s base salary at the end of each year and to determine the amount of the annual performance bonus and annual stock option grant. The Agreement also provides for indemnification of Mr. Hunt for acts and omissions during his employment and the advance of expenses in connection with indemnified claims.

Mr. Hunt’s employment under the Agreement is for an unspecified term and on an “at-will” basis and may be terminated at any time. Under the Agreement, if Mr. Hunt’s employment is terminated due to his death or his disability, he or his estate will be entitled to receive his salary, bonus, fringe benefits, expenses and vacation accrued through the date of termination. If Mr. Hunt’s employment is terminated (i) by the Company without cause or (ii) by him for good reason, he will be entitled to severance compensation in an amount equal to twelve months’ base salary at the then current rate in one lump sum cash payment payable within thirty days after his termination and all stock options previously granted to him will continue to vest for twelve months following his termination.  In addition, if Mr. Hunt’s employment is terminated by the Company without cause, PTNAIC will pay for the reasonable and customary charges for the services of an outplacement career organization for Mr. Hunt’s benefit for a period of six months following the date of his termination. Mr. Hunt is not entitled to any severance if his employment is terminated at any time by the Company with cause or by Mr. Hunt without good reason.

A copy of the Agreement is attached hereto as Exhibit 10.1.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a) On December 13, 2007, an amendment to the Amended and Restated Bylaws of Penn Treaty American Corporation (the “Company”) was approved by the Company’s Board of Directors, effective as of such date. Pursuant to the amendment, Article VIII - Share Certificates, Dividends, Etc. is amended and restated specifically to permit the issuance by the Company of uncertificated shares, making the Company eligible to participate in a direct registration system as required by the rules of The New York Stock Exchange, Inc. A copy of the Amended and Restated Bylaws of Penn Treaty American Corporation (As Amended December 13, 2007),

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including the amended and restated version of Article VIII - Share Certificates, Dividends, Etc., is attached hereto as Exhibit 3.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is being filed herewith:

Exhibit	Description
3.1	Amended and Restated Bylaws of Penn Treaty American Corporation (As Amended December 13, 2007).

10.1	Employment Agreement effective as of December 19, 2007, by and between Penn Treaty Network America Insurance Company and William W. Hunt, Jr.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENN TREATY AMERICAN CORPORATION

December 19, 2007	By: /s/ Mark Cloutier
Name:	Mark Cloutier
Title:	Executive Vice President, Chief Financial Officer and Treasurer

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EXHIBIT INDEX

Exhibit	Description

3.1	Amended and Restated Bylaws of Penn Treaty American Corporation (As Amended December 13, 2007)

10.1	Employment Agreement effective as of December 19, 2007, by and between Penn Treaty Network America Insurance Company and William W. Hunt, Jr.

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